 EXHIBIT 99.1

Petrobras America Inc. Signs Joint Development Agreement with KL Energy Corporation to Optimize its Technology to Produce Cellulosic Ethanol from Sugarcane Bagasse.

Rapid City, SD., August 24, 2010 — KL Energy Corporation (OTC: KLEG)  is pleased to announce, Petrobras through Petrobras America, has entered into a Joint Development Agreement with KL Energy Corporation ("KLE"), to jointly optimize KLE’s proprietary cellulosic ethanol process technology for sugarcane bagasse feedstock (“Bagasse”).

The latest generation of KLE’s process design provides for substantial enhancements over the first generation, implemented in 2008 at the company’s demonstration plant in Upton, Wyoming using Ponderosa Pine feedstock, including the ability to be optimized for multiple feedstocks.

As part of this agreement, Petrobras will provide US$ 11 million to adapt KLE’s demonstration facility to the use of Bagasse, validate the optimized process by producing cellulosic ethanol and bio-lignin from Bagasse in multiple campaigns and license the technology.

In parallel, Petrobras and KLE will jointly work on an industrial scale Bagasse based cellulosic ethanol plant project that shall be fully integrated into a sugarcane mill belonging to the Petrobras Group in Brazil slated to go on stream in 2013 and capable of producing 15 million liters per year.

The agreement, which has an initial term of 18 months and provides for mutual exclusivity in the area of developing cellulosic ethanol from Bagasse, provides Petrobras with the option to enter into a technology license for the use of KLE’s technology within Petrobras Group assets.

Miguel Rossetto, CEO of Petrobras Biocombustível said, “Petrobras views cellulosic ethanol as a very promising technology to substantially increase the ethanol output by some 40% without increasing the planted area output and further improve the carbon footprint of its sugarcane mills. This agreement with KLE will considerably accelerate this development effort and we are optimistic about the commercial potential of the optimized technology platform.”

“Brazil is global leader in the production of affordable biofuels and biomass, and we believe that bagasse is a perfect feedstock for our process. KLE plans to be at the forefront of the emerging cellulosic ethanol market in Brazil,” said Peter Gross, President and CEO of KL Energy Corporation. “We are very excited about this opportunity and we can think of no better partner for this endeavor than Petrobras, a company globally recognized for its technological competence, social and environmental responsibility and its investments in clean energies.”

About Petrobras

Petrobras is a major integrated oil, gas, and energy company operating in the following segments of the industry: exploration and production; downstream, marketing, transportation and petrochemicals; distribution; natural gas, energy and biofuels. Established in 1953 as Brazil’s National Oil Company, Petrobras today is a publicly traded company whose principal operations are still in Brazil, but where it now competes under an open and competitive regulatory framework.  Recognized by its massive resource base and its global leadership in deep and ultra-deep water exploration, Petrobras is now one of the world’s ten largest companies by market capitalization. The company operates in all five continents and in 29 countries. The company also has activities in renewable energies, especially in biofuels, for which Petrobras established a subsidiary company, Petrobras Biofuel.

About KL Energy Corporation

KL Energy Corp. (KLEG.PK), a leader in the development and commercialization of second generation cellulose-based energy products, including ethanol and bio-lignin based energy products and chemical intermediaries. KLE's commercial demonstration facility in Upton, Wyoming is to the company's knowledge one of the first demonstration facilities of its type to produce cellulose-based ethanol and bio-lignin products from wood waste. The facility uses KLE's proprietary thermo-mechanical pretreatment and enzymatic hydrolysis process, in what the company believes is one of the most environmentally friendly processes in the sector, which can be adapted for various non-food feedstocks. In addition, KLE provides engineering, optimization and technical services for biofuels facilities. Additional information is available at the Company's website at www.klenergycorp.com.

Company Contact:
KL Energy Corporation
Peter Gross, Chief Executive Officer
+1 (605) 718-0372
Alan Rae, Director of Corporate Finance and Global Business Development
+1 (302) 353-4556
arae@klenergycorp.com